EXHIBIT 99.2

On March 8, 2018, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation's 2017 Fourth Quarter and Year-End Financial Results Conference Call. At this time all participants are in a listen only mode. Later, we will conduct a question and answer session. At that time if you have a question please press star one on you touchtone phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I will now turn the call over to inTEST Investor Relations Consultant, Laura Guerrant. Please go ahead.

Laura Guerrant:

Thank you, Celesia, and thank you for joining us for inTEST’s 2017 Fourth Quarter and Year-End Financial Results Conference Call. With us today are James Pelrin, inTEST's recently appointed President and CEO; and Hugh Regan, Treasurer and Chief Financial Officer.

Jim will briefly review highlights from the fourth quarter as well as current business trends. Hugh will then review inTEST's detailed financial results and discuss guidance for the 2018 first quarter. We'll then have time for any questions.

If you have not yet received a copy of today's release, a copy can be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by our customers, our ability to finalize the integration of Ambrell Corporation into our business, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time in the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today's call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure in our press release, which is posted on the Investor page of our website.

And with that, let me now turn the call over to James Pelrin. Please go ahead, Jim.

James Pelrin:

Thank you, Laura. I'd like to welcome everyone to our 2017 fourth quarter and year-end conference call. While this is not my first call with the company, it is my first as inTEST's CEO. I look forward to seeing many of you as we attend conferences and meet with the investment community.

Hugh will provide a very detailed breakdown of the year and quarter results in his remarks. I encourage you to review the press release as there were a couple of accounting-oriented charges that impacted results.

We booked a contingent consideration adjustment (an earnout) for the recently acquired Ambrell Corporation, which as you will see, has become a very strong contributor in a very short period of time. And we booked a benefit as a result of the new tax code. Like I said, these were addressed in the press release and Hugh will review in detail. So let me start by spending a few moments outlining the significant progress we've made this past year.

We continue to experience strong demand across our end markets, and by all measures 2017 was an outstanding year, further demonstrating our strong execution and operating leverage. 2017 net revenue increased 66% year-over-year, which included the impact of the acquisition of Ambrell in May. Excluding Ambrell, net revenues grew 32% year-over-year.

Our gross margin grew 70% over 2016 in absolute dollars and increased 120 basis points as a percentage of revenue. Excluding the impact of Ambrell, our 2017 gross margin was $28.1 million or 53%, which grew 38% year-over-year in absolute dollars and increased 210 basis points as a percentage of revenue.

And finally, we marked the company's eighth consecutive year of profitability, a metric that we are all very proud of as it speaks to the discipline and dedication exhibited by every inTEST employee.

The strength in Q4 was fueled across-the-board by increasing demand for our broad-based solutions. In our non-semi business, drivers included solid advances in the automotive, telecom and defense/aerospace markets, while automotive sensors, mobility and IoT led the semiconductor test business.

Consolidated Q4 bookings increased 23% sequentially and 35% year-over-year. Consolidated Q4 net revenues grew 12% sequentially and 24% year-over-year. For both bookings and net revenue, the year-ago comparisons exclude the impact of the Ambrell acquisition. And 59% of Q4 revenues were derived from non-semi compared with 42% a year ago, due in large part to Ambrell.

Let's start with our Thermal segment, the combined business of inTEST Thermal Solutions (or iTS) and Ambrell, acquired in Q2, where we completed the operational integration in the fourth quarter.

We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end-user applications. This diversification complements our broad penetration into the electronics test market, broadening inTEST's footprint as a provider of highly engineered thermal products for both test and industrial applications.

Thermal segment bookings and revenues for the fourth quarter were better than expected. Bookings of $15.8 million increased 30% over the third quarter, and net revenue of $13.8 million increased 20%.

iTS business was very strong in the fourth quarter with revenues of 17 point -- sorry, $7.2 million, up 9% sequentially. Q4 was the strongest booking quarter of the year, with bookings of $9.6 million up 68% over Q3, driven primarily by considerably large orders from Asian optical transceiver manufacturers. Orders were also strong in North America for our mil/aero space and the semi markets.

iTS highlights for the quarter include several major contractors and suppliers. A defense contractor purchased 11 custom temperature systems for an automated manufacturing line, along with other equipment for additional projects. A semiconductor supplier of RF components in North America standardized on our temperature forcing systems, displacing previously used competitive systems. A supplier in the microprocessor -- a supplier of microprocessors purchased temperature systems for development labs in North America, Europe and Asia.

As we announced in December, 2 large manufacturers of optical transceivers purchased 112 temperature-forcing systems. One of the customers placed the largest order ever received by inTEST for our ThermoStream systems. This was a competitive bid, with the win attributable to aggressive pricing, the systems’ record of long-term reliability, iTS' ability to meet an aggressive delivery schedule, and well-established customer support.

Turning to Ambrell's business. We're very pleased at how quickly Ambrell has become an integral part of inTEST. As you may recall, Ambrell had record Q3 bookings that had been ahead of expectations, offset by operational issues that limited their Q3 shipments.

The Ambrell business has shown continued strength throughout 2017, with expectations for a considerably stronger second half of the year compared with the first half. And these expectations were not only met but exceeded. The operational assistance we provided was a resounding success, and the results generated are a testament to our team's ability to quickly and efficiently turn things around.

Ambrell reported strong growth in fourth quarter revenues, which increased 35% sequentially to a record $6.6 million. While Q4 bookings of $6.2 million decreased slightly by 4%, it was offset by strong 2017 overall bookings increase of 11%. North America showed a slightly lower performance in Q4, which was nearly offset by increased bookings from Europe. Orders from strategic accounts and channel partners continued to drive bookings, with notable business wins in the aerospace and semiconductor industries.

Ambrell Q4 highlights included: a long-term customer purchased 19 EKOHEAT systems for an aerospace fastener manufacturing application. An OEM purchased multiple EKOHEAT systems for use for the semiconductor wafer production. A U.S. government organizations purchased EKOHEAT induction heating systems, choosing Ambrell over 2 large competitors and also displacing a formidable competitor’s system.

An emerging spaceflight services company purchased another induction heating system, and a power company purchased a system resulting from a program of working with companies in this industry to communicate the energy advantages of induction heating to their clients.

Turning to the EMS Products business, which addresses the needs of the automated test equipment market for the semiconductor industry… Business remained strong in Q4, and EMS delivered well above expectations for the entire year, following on the heels of 3 previous quarters and fueled largely by the semi super cycle. In fact, 7 customers surpassed the $1 million mark in total sales in 2017, a record number for EMS. This serves as further testament to the strength of our customer relationships and the depth of our product suite.

EMS segment net revenues of $24.6 million in 2017 were up from $16.2 million in 2016. And the segment was inTEST's most profitable in 2017, showing our team's ability to take our New Jersey operation that had an operating loss of $1.9 million in 2015 and turn it around, recording an operating income of $3.5 million in 2017.

Q4 EMS bookings of $6 million grew 9% over Q3 and exceeded our expectations, while net revenue of $5.6 million decreased 5% sequentially. Demand for automotive parts, IoT, industrial, and consumer electronics continue to drive the Q4 business.

EMS' fourth quarter highlights include increased orders from a large number of IDMs. One large IDM purchased electrical interfaces, and another purchased multiple interfaces for North American operations to continue the expansion of automotive RF parts production for autonomous driving.

A third purchased manipulator, docking and interface hardware for mobility (touchscreen) applications. A fourth purchased docking systems for a new tester platform. And a contract manufacturer in Asia, an OSAT, purchased docking and interface systems, expanding their memory test platform.

In addition, as we recently announced, during the current first quarter a major IDM placed orders totaling $1.4 million for 23 systems consisting of docking, probe, final test and interface hardware for its worldwide operations in multiple locations across the U.S., Asia and Europe. The orders were placed by a long-standing customer and are expected to be shipped in the first and second quarter.

So looking forward, we entered the year well positioned for growth and we continue to see significant opportunities. We're in an era of technological change, with disruptive technologies that are growing at higher rates than traditional markets, driven by a quest for manufacturing efficiencies, the flow of data, connectivity and mobility. The automotive industry is one example where these technologies converge, providing opportunities for each inTEST business to meet the challenges inherent to the test and process industries.

We estimate auto to be a major driver of our business, perhaps as much as 50%, driven by the increase in sensor applications, infotainment and the trend toward electrification of vehicles. In short, we are not just Semi anymore. We make things hot and cold where it matters, and we have leveraged our expertise into becoming a world-class thermal solutions provider.

A cornerstone of our strategy is to grow by acquisition. To support our growth strategy, we have been strengthening our executive staff as a strong corporate resource that we can use to further ensure the success of existing businesses and future M&A integrations.

I'm most proud of inTEST employees around the globe who daily strengthen our operations and raise the bar as we support our customers' rapidly evolving technological road maps. We're well positioned to capture market share in the markets we serve, while expanding inTEST's footprint in additional thermal test and industrial markets. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place and we're solidly on track for a strong 2018.

And with that, I'd like to turn the call over to Hugh. Hugh?

Hugh Regan:

Thanks, Jim. In light of all the unusual items impacting results this quarter, I'm going to start off my remarks with a recap of our fourth quarter 2017 earnings and what drove them. We incurred a net loss of $4.6 million or ($0.44) per diluted share for the quarter ended December 31, 2017.

The item that caused our Q4 net loss was a $7.5 million contingent consideration liability adjustment related to the earnout that we will pay for Ambrell. As Jim noted earlier in the call, Ambrell's record fourth quarter revenues of $6.6 million exceeded our expectations and contributed to Ambrell's achieving pretax earnings of $1.0 million for the quarter compared to a pretax loss of $71,000 in the third quarter, which had been caused by shipping delays.

Ambrell's December shipments exceeded our expectations and resulted in the 2017 payout, which we had originally anticipated would fall into 2018. With Ambrell's strong Q4 performance, we now expect to pay a $5.4 million earnout later this month related to 2017 results, and we have an additional $5.7 million accrued for the 2018 earnout.

The contingent consideration adjustment of $7.5 million in the fourth quarter was equivalent to $0.73 per diluted share, and when added back to our net loss, along with acquired intangible amortization of $245,000 or $0.02 per diluted share, results in adjusted net earnings of $3.2 million or $0.31 per diluted share for the fourth quarter of 2017. Adjusted net earnings is a non-GAAP measure.

Another factor impacting the fourth quarter was the effect of new tax legislation enacted in December 2017. Two aspects of the new legislation had a significant impact on our reported results. The first was the rate change from 35% to 21%, which required us to revalue our deferred tax assets and liabilities to the new rate of 21% as of the end of the year.

This resulted in recording a tax benefit of $1.7 million or $0.17 per diluted share. The second aspect of the new tax legislation that had a significant impact on our results was the accrual of $476,000 or $0.05 per diluted share in tax expense as a result of a mandatory onetime repatriation tax imposed by the new legislation.

The net impact from these 2 items was a tax benefit of $1.3 million or $0.12 per diluted share, which we recorded in Q4. When adjusted to eliminate the impact of the Tax Act, our adjusted net earnings would have been $1.9 million or $0.19 per diluted share or $0.02 above the high end of the $0.13 to $0.17 range we had provided for Q4 2017 for adjusted net earnings per diluted share.

Now back to the top of the income statement to review results in detail. Fourth quarter 2017 net -- end-user net revenues were $17.3 million or 89% of net revenues compared to $15.9 million or 92% of net revenues in the third quarter. Q4 OEM net revenues were $2.1 million or 11% of net revenues, up from $1.5 million or 8% for the third quarter.

Net revenues for markets outside of the semiconductor market were $11.4 million or 59% of net revenues compared with $8.2 million or 47% of net revenues in the third quarter. As noted earlier in the call, Ambrell's net revenues for the fourth quarter were $6.6 million. Excluding Ambrell, our net revenues for markets outside of the semiconductor market were $4.9 million or 39% of net revenues for Q4. So clearly, Ambrell is further diversifying our served markets.

Our fourth quarter gross margin was $9.7 million or 50% as compared with $8.8 million or 51% in the third quarter. The reduction in the gross margin was primarily the result of an increase in our component material costs, which was partially offset by a decrease in our fixed manufacturing cost as a percentage of net revenues.

Our component material costs increased from 32.9% in Q3 to 34.3% in Q4, reflecting increased component material costs in both our Thermal and EMS segments. While our fixed manufacturing costs increased by $142,000 or 6% sequentially, they were more favorably absorbed in the fourth quarter by the higher revenues. As a result, these costs represented 13% of our net revenues as compared to 14% in the third quarter.

The increase in our component material costs was primarily driven by an increase in the component material cost of our Thermal segment, which increased from 32.6% in the third quarter to 34.5% in the fourth quarter.

This increase was in our iTS operation and was caused by actions taken by sales staff to win business that could have gone to a competitor. This increase was partially offset by a decline in the component material cost for Ambrell, which decreased from 33.8% in the third quarter to 31.9% in the fourth quarter, reflecting a more favorable product mix.

EMS also experienced an increase in its component material costs, which grew from 33.3% in the third quarter to 34% in the fourth quarter, due to a less favorable product mix.

The increase in fourth quarter fixed manufacturing costs was primarily the result of additional costs related to temporary operations staff brought on during the fourth quarter in our iTS operation to respond to the increased sales levels.

Excluding the impact of the acquisition of Ambrell, our fourth quarter gross margin would have been $6.4 million or 50%. Ambrell's fourth quarter 2017 gross margin was $3.3 million or 50%.

Selling expense was $2.2 million for the fourth quarter compared with $2.3 million in the third quarter, a decrease of $75,000 or 3%. The reductions were primarily related to lower levels of commission expense.

Engineering and product development expense was $1.2 million for the fourth quarter compared to $1.1 million for the third quarter, an increase of $106,000 or 9% sequentially. The increase was related to higher levels of spending on R&D materials as well as patent legal costs, primarily in our Thermal segment.

General and administrative expense increased from $3.1 million in the third quarter to $3.3 million in the fourth quarter, an increase of $128,000 or 4%. Fourth quarter G&A expense included $55,000 of transaction costs related to Ambrell compared to $31,000 of transaction costs in the third quarter.

The increase in G&A expense was primarily the result of accruals related to a company-wide bonus given to all employees in light of the strong results in 2017 as well as increases in professional fees, which were partially offset by a significant reduction in amortization expense. Fourth quarter G&A expense included $245,000 for acquired intangible amortization compared to $613,000 in the third quarter.

As previously noted, during the fourth quarter, we recorded a $7.5 million increase in our contingent consideration liability related to the earnout for Ambrell compared to a decrease of $549,000 in this liability during the third quarter.

At December 31, 2017, we had accrued a total of $11.1 million, which was split between current liabilities with $5.4 million in 2017 earnout payable, and long-term liabilities with $5.7 million in the contingent consideration liability.

Our earnout for Ambrell is based upon 8x adjusted EBITDA for both 2017 and 2018, capped at $18 million. And as noted earlier, we currently expect to pay an earnout of $5.4 million for 2017. We expect to have further variability in our financial results related to this item during 2018.

Other income was $32,000 in the fourth quarter compared to $100,000 in the third quarter, a decrease of $68,000 or 68%. Included in other income for the fourth quarter was $101,000 -- excuse me, included in other income for the third quarter was $101,000 of foreign exchange transaction gains compared to only $15,000 in the fourth quarter. The decrease in foreign exchange transaction gains was partially offset by an increase in interest income and other income.

We accrued income tax expense of $55,000 in the fourth quarter compared to $823,000 in the third quarter. Our effective tax rate decreased from 29% in the third quarter to a negative (1%) in the fourth quarter. This reduction in our effective tax rate primarily reflects several factors. The contingent consideration liability adjustment was not taxable, and our tax accrual reflects the impact of the new tax legislation enacted in late December.

As previously noted, our fourth quarter tax accrual included a tax benefit of $1.7 million related to the revaluing of our deferred tax assets and liabilities from the previous corporate rate of 35% to the new corporate rate of 21%. This benefit was partially offset by the accrual of $476,000 related to a mandatory onetime repatriation tax. Adjusted for these unusual items, our effective tax rate for the fourth quarter would have been 30%.

At December 31, 2017, we had a deferred tax liability of $2.6 million, which decreased $1.4 million sequentially, primarily due to the aforementioned impacts of the new tax legislation. We currently expect that our effective tax rate for 2018 will be in the range of 22% to 24%.

As previously noted, the fourth quarter net loss was $(4.6) million or $(0.44) per diluted share compared with third quarter net earnings of $2 million or $0.19 per diluted share. Adjusted net earnings for the fourth quarter were $3.2 million or $0.31 per diluted share compared with third quarter adjusted net earnings of $2.1 million or $0.20 per diluted share.

Adjusted net earnings is a non-GAAP measure, which is derived by adding acquired intangible amortization, adjusted for the related income tax expense, to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings. Adjusted net earnings per share -- or diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

Diluted weighted average shares outstanding were 10,308,243 at December 31 for computation of our net loss per diluted share. GAAP requires the same weighted average shares outstanding to be used to calculate earnings per share on both a basic and diluted basis when there is a loss. Our diluted weighted average shares outstanding were 10,376,013 for computation of our adjusted net earnings per share.

During the fourth quarter, we issued 2,000 shares of restricted stock and did not repurchase any shares. And as of December 31, 2017, we have repurchased a cumulative total of 297,020 shares or approximately 2.8% of our outstanding common stock at a net cost of $1.2 million or $4.02 per share.

Depreciation and amortization expense was $462,000 for the fourth quarter, down from $794,000 in the third quarter. Acquired intangible amortization of $245,000 in the fourth quarter was down $368,000 from the third quarter, reflecting the full amortization of certain Ambrell intangibles such as the backlog. Ambrell had depreciation and amortization expense of $314,000 for the fourth quarter compared to $638,000 in the third.

EBITDA was negative ($4.0) million for the fourth quarter compared to $3.6 million reported for the third quarter. When adjusted for the contingent consideration adjustments recorded during both periods, EBITDA would have been $3.5 million for Q4 compared to $3.1 million for Q3.

Consolidated headcount at the end of December, which includes temporary staff, was 218, an increase of 2 from the level we had as of September 30. Included in the December total were 91 Ambrell staff, up from 89 at the end of September. Our iTS operation added 1 person during the fourth quarter, while corporate headcount declined by 1, reflecting the retirement of our former CEO.

I'll now turn to the balance sheet. Cash and cash equivalents at the end of the fourth quarter were $13.3 million, up $1.8 million from September 30th. We currently expect cash and cash equivalents to decrease in the first half of 2018 due to the payment of the $5.4 million earnout for 2017 later this March, as well as the cost of tenant improvements for the new Ambrell facility, which we expect will total $2.1 million before reimbursement from city and state grants we have received.

We expect to ultimately receive $550,000 in grant funding, and we do currently expect the cash and cash equivalents to increase in the second half of 2018 prior to the impact of any acquisition-related activities.

Accounts receivable increased to $12.2 million at December 31st, an increase of $1.9 million sequentially. Included in year-end receivables was $3.2 million for Ambrell.

Inventory decreased $1.1 million sequentially to $5 million at the end of the fourth quarter, and included in this amount was $1.4 million for Ambrell.

Capital expenditures during the fourth quarter were $310,000, up from $232,000 in the third quarter. Included in fourth quarter capital expenditures was $128,000 for Ambrell. And the balance of additions during the fourth quarter primarily represented leased systems in our Thermal segment.

Jim provided consolidated and segment revenue and booking data earlier. The backlog at the end of December was $13.7 million, up from $11.3 million at the end of September. And included in the December backlog was $5.5 million for Ambrell.

Before providing Q1 net revenue and earnings guidance, we would like to share our views of the year as a whole. While we do not plan to begin providing full year revenue or earnings guidance, after the significant increase in our 2017 net revenues, we believe it is appropriate to offer some comments about our net revenue expectations for 2018. We currently expect that certain parts of our business will have strong net revenue growth in 2018, while other parts may see slight declines.

In 2017, the impact of the semiconductor super cycle for our EMS unit was substantial and aided by significant revenue from a Japanese customer that is not expected to recur, resulted in a 52% year-over-year growth in net revenues for this business. In 2018, we expect that our EMS business will remain strong but experience approximately a 10% decline in net revenues, primarily because of the nonrecurring Japanese revenues.

In 2017, our iTS unit also benefited from the impact of the semiconductor super cycle as well as very strong demand from customers in the optical transceiver markets, resulting in 19% growth in its net revenues.

The largest of the optical transceiver orders as well as other significant orders in recent markets are not expected to recur in 2018. Though most of this business is expected to be replaced through other customers, we are currently forecasting a slight reduction in this business unit's net revenue for 2018.

We believe the annual growth rate of our Ambrell business unit will range from high single digits to low double digits. Ambrell's 2017 net revenues of $21.2 million grew 5% from the level achieved in 2016. We currently expect that Ambrell's 2018 net revenues will grow at an annual rate of between 9% and 13%.

On the expense side, we expect to see an increase in our operating expenses related to some investments we're making in connection with the implementation of our strategic initiatives, primarily related to our acquisition strategy, which will add approximately $800,000 to our operating expenses during 2018.

In summary, we see another strong year for inTEST and expect that our revenues for 2018 will be in the low to mid-$70 million range prior to the impact of any future acquisitions.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended March 31, 2018, will be in the range of $18.0 million to $19.0 million. And net earnings will range from $0.14 to $0.18 per diluted share.

We expect that adjusted net earnings will range from $0.16 to $0.20 per diluted share, and we currently expect that our Q1 2018 product mix will be slightly less favorable as compared with the fourth quarter of 2017, and that the first quarter gross margin will range from 48% to 49%. Operator that concludes our formal remarks. We can now take questions.

Operator:	As a reminder if you would like to ask a question please press star one on your touchtone phone. Your first question comes from the line of Edgar Roesch with Sidoti & Company.

Edgar Roesch:	Hi. Congratulations on the quarter.

Hugh Regan:	Thanks, Ed.

Edgar Roesch:	I wanted to circle back to something you -- I think I heard you say -- Jim, did you mention that Ambrell had done some business in Q4 that was semiconductor-related? Did I hear you right on that?

James Pelrin:	Yes, you did. Yes, you did. Ambrell does business primarily in the front end of the semiconductor market, not test related.

Hugh Regan:

And those numbers, just to offer them because I doubt Jim has them in front of him, of their $6.6 million in revenues, only $200,000 were semi. They had much more -- they had stronger semi bookings, about $677,000 out of $6.2 million. And you may recall that we reported recently a very strong semi-related order for them in the first quarter from Axtron.

Edgar Roesch:

Got it. And then looking at the 2018 outlook a little bit, the impact of these onetime orders, could you speak about the pacing a little bit? Because you certainly gave a very strong Q1 revenue outlook. Where would we see the year-over-year impact of that Japanese customer having been so strong in 2017? Where would we see that most? Which quarters?

James Pelrin:

Well, I think that they would probably occur most in the second and third quarter, although it's difficult to say. This particular Japanese customer was equipping a new production facility, and they came throughout the year, really. But that's completed now, and so we don't expect significant business from them for quite a while.

Edgar Roesch:	OK. Got it. In the optical transceiver business, your outlook is for just down a little bit, you think, revenues to that business or...

James Pelrin:

Again, we had very significant orders from a couple of optical transceiver manufacturers. The nature of that business is that they respond to demand. They all vie for similar large orders, and the one that gets them, they have very, very rushed delivery schedules.

So they often have to add equipment very quickly and get it up and in production very quickly. And that's what happened. And they came to us. Well, they came to the market and we won that business. But again, that's done now. So we have to wait for the next wave or, in fact, we have to wait for different customers.

Edgar Roesch:	Understood.

James Pelrin:	OK. The 2 customers that did order were not typically strong customers with us in the past, so they had won some significant business.

Edgar Roesch:	OK. And maybe were they possibly smaller players in that industry?

James Pelrin:	Yes, absolutely.

Edgar Roesch:	OK. And then if you could give us a little update, I think Ambrell was working its way into a new facility. Maybe I'm behind on that. But is that in progress at this point?

James Pelrin:

It's in progress. It's almost to completion. They are scheduled to move in April 30 into their new facility. It's being finalized right now. And everything is going on very well. And we don't expect any significant business interruption from it.

Edgar Roesch:	OK. Terrific. Let me get back in queue if I have any additional questions. Thank you.

Hugh Regan:	Thank you, Ed.

Operator:	Your next question comes from the line of Dick Ryan with Dougherty.

Richard Ryan:	Thank you. Say, Hugh, did you give Ambrell's annual number? I know you've owned it since May, but did you give their overall 2017 number?

Hugh Regan:

We -- I'll give it to you now, which was $21.8 million is where they came in for the year. With us -- that's an annual figure, Dick. With us, during our ownership, it was only $13.6 million. Their second half of the year was clearly stronger than their first half of the year.

Richard Ryan:	If I recall, when you acquired them, I think you gave some guidepost for Ambrell in 2018 of, I don't know, $22 million, $23 million. Am I correct in that? And is that changing with this commentary?

Hugh Regan:

No. We're still expecting them to do, say, between $23 million and $24 million next year, so maybe a little bit better than what we had originally said to you. They're solidly booking at a $2 million a month rate for the last 7 or 8 months now. So we're comfortable with that guidance.

Richard Ryan:	And operational issues that occurred in kind of Q3, are they behind you now?

Hugh Regan:

Very much so. As a matter of fact, as you know, I was not speaking to an earnout when we had this call 3 months ago for the year. And that was because we have had the poor results in Q3 with the operating loss. And while we expected the Q4 to be better, we did not expect it to be turned around as much as it was.

I mean, them shipping $6.6 million is a phenomenal turnaround and really delivered very strong results. I mean, we went from the $75,000 loss to a $1 million profit in that operation in one quarter. So that's what really drove the significant contingent consideration adjustment in the fourth quarter that drove the operating loss.

Richard Ryan:

OK. And Jim, when you look at that business had been historically kind of sticky with current customers, it sounds like you're talking about some new wins and/or some customers moving up the priority list, I guess, if you will. But how is the pipeline of opportunities for Ambrell looking?

James Pelrin:

The pipeline is very strong, Dick. Ambrell has made a strategic decision, which we wholeheartedly support, to aggressively go after new emerging opportunities. New emerging markets like the electrification market and some other markets.

And that's just beginning to show some fruits now where they've been investing in this throughout 2017. And in 2018, already they're beginning to get some orders from that. In addition, they have added some new OEM customers, which are very important. So they're definitely expanding their customer base.

Richard Ryan:	OK. And Hugh, maybe just a couple of housecleaning. Do you have stock-based comp and depreciation for the quarter?

Hugh Regan:	Yes. Stock-based comp for the quarter was $54,000. And depreciation for the quarter was $217,000, and amortization, as I said, was $245,000.

Richard Ryan:	OK. And concentration of customers, how did that look in Q4?

Hugh Regan:	Actually, we saw that come down a little bit. Top 10 were 45.5%, down from about 48% last quarter. Two customers over 10%, Texas Instruments at 11% and Hakuto, our Japanese distributor, also at 11%.

Richard Ryan:	OK. Good. Appreciate it. I’ll get back in the queue with a couple more.

Richard Ryan:	Thank you.

Operator:	And at this time, Mr. Regan, if you received any question in advance that need to be addressed right now.

Hugh Regan:

OK. I think we did have a question that was delivered in advance, if I remember correctly. Hold on. Bear with me. I have it in an e-mail. Let's see. Well, a question that have been given to me is, why is the contingent liability -- why is it more than $4.1 million in Q3?

I think as I had explained in the call earlier, we had made a significant -- or we had to -- the significant adjustment to the contingent consideration adjustment at $7.5 million in the fourth quarter was driven by Ambrell's strong results during the fourth quarter, the $1.1 million -- or the $1 million of income that they had as well as the outlook for 2018 where we expect them to ship $24 million and have very strong EBITDA for next year. That's actually it, operator, for questions at this point. I would ask to see if there's any more questions in the queue.

Operator:	As a reminder in order to ask a question please press star one on your touchtone phone. Again, that is star one to ask a question. You have a follow-up question from Dick Ryan with Dougherty.

Richard Ryan:

Great. Thank you. Jim, you're talking about some aggressive pricing going on with your sales force. What end markets are those? And is that kind of one-off sort of occurrence? Or is it some lingering competitive issues there?

James Pelrin:

Dick, the aggressive pricing was -- referred to really the one large order that we took in the optical transceiver market from one customer. We were up against a competitor that also went in with aggressive pricing.

So we had to package some aggressive pricing with some other benefits, warranty and this and that in order to secure the order. And in the end, we won out…as much for our ability to deliver that number of machines, they needed those machines in four weeks. And we won out based on our ability to deliver it and the long time record of performance for our machines.

Richard Ryan:	OK. And Hugh, in the commentary for 2018, how do you see just maybe optically first half versus second half?

Hugh Regan:	A good question. I see the second half possibly a little weaker than the first half. Jim, would you agree?

James Pelrin:

Yes. That's kind of typical in our business. We've gone into the new year with a strong backlog, and bookings have been encouraging long term for the first half. I say long term because short term, it's been slow to gain some momentum, but it's really started to pick up of late. So I would say that if we had to characterize it, the second half would probably be slightly weaker than the first half. But of course, that's subject to change, as you know.

Richard Ryan:	Sure. OK. Thank you.

Hugh Regan:	You’re welcome.

Operator:	Your next follow-up question comes from Edgar Roesch with Sidoti & Company.

Edgar Roesch:

Thanks and Hi. Just wondered -- I was wondering if you could add a little bit of color on the automotive side. It sounds like a nice driver. I think of that as primarily benefiting your iTS business ex-Ambrell, but I would ask the question instead of guessing about it.

James Pelrin:

No. In fact, it's benefiting all of our businesses. Most -- many of the test floors that EMS is, is very prominent in are our testing, chip sensors and other devices, processors, power supplies that ultimately go into automotive application.

Likewise, the iTS business is also on the semiconductor side, testing lots of product destined for the automotive industry. And iTS also tests lots of modules and subsystems that go into the automotive industry. And of course, Ambrell is on the production floor, the manufacturing floor for the automakers. So all of our businesses are touched by this.

Edgar Roesch:	So Ambrell has more exposure than just sort of one prominent electric car manufacturers? Is that right?

James Pelrin:	Yes, absolutely. Absolutely.

Edgar Roesch:	OK. Thank you, gentlemen.

Hugh Regan:	Thank you, Ed.

Operator:	At this time, there are no further questions. I would now like to turn the call over back to Mr. Pelrin for closing remarks.

James Pelrin:	Well, thank you for your interest in inTEST. We look forward to updating you on our progress when we report our first quarter results. Operator, the call is now concluded.

END